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                                                                     Exhibit 5.1

                      [Andrews & Kurth L.L.P., letterhead]

                                August 21, 1997

Board of Directors
Santa Fe Energy Resources, Inc.
1616 South Voss Road
Houston, Texas   77057

Ladies and Gentlemen:

          We have acted as counsel to Santa Fe Energy Resources, Inc. (the "Company") in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of the issuance of up to an additional 2,820,527 shares (the "Shares") of the Company's common stock, $0.01 par value (the "Common Stock"), pursuant to the Santa Fe Energy Resources, Inc. 1990 Incentive Stock Compensation Plan, as amended and restated (the "Plan").

          In connection herewith, we have examined copies of such statutes, regulations, corporate records and documents, certificates of public and corporate officials and other agreements, contracts, documents and instruments as we have deemed necessary as a basis for the opinion hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We have also relied, to the extent we deem such reliance proper, upon information supplied by officers and employees of the Company with respect to various factual matters material to our opinion.

          Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized, and that such Shares of Common Stock will, when issued in accordance with the terms of the Plan, be legally issued, fully paid and nonassessable.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                ANDREWS & KURTH L.L.P.